                                                                    Exhibit 99.1

Report of Ernst & Young LLP, Independent Auditors



The Stockholders
National City Corporation
Cleveland, Ohio



We have audited the supplemental consolidated balance sheets of National City Corporation and subsidiaries (formed as a result of the consolidation of National City Corporation and Integra Financial Corporation) as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of National City Corporation and Integra Financial Corporation (Integra) on May 3, 1996, which has been accounted for using the pooling of interests method as described in Note 3. These supplemental financial statements are the responsibility of National City's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Integra, a wholly owned subsidiary as of May 3, 1996, which statements reflect total assets constituting 28% for 1995 and 30% for 1994 and net income constituting 22% for 1995, 28% for 1994 and 35% for 1993 of the related supplemental consolidated financial statement totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the data included for Integra, is based solely on the report of other auditors.

Generally accepted accounting principles proscribe giving effect to consummated business combinations accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the dates of consummation; however, they will become the historical consolidated financial statements of National City Corporation and subsidiaries after financial statements covering the dates of consummation of the business combination are issued. We have also audited the adjustment to 1995 net income, as described in Note 3.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National City Corporation and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 after giving retroactive effect to the merger of Integra as described in Note 3, in conformity with generally accepted accounting principles.

As described in Notes 17 and 18 to the supplemental consolidated financial statements , in 1993, Integra changed its methods of accounting for postretirement benefits other than pensions and income taxes, respectively.




                                                            Ernst & Young LLP





Cleveland, Ohio
January 22, 1996 (except for Note 11, as to which the date is May 1, 1996 and the pooling of interests with Integra Financial Corporation as of May 3,
   1996)

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                              For the Calendar Year
- -------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Amounts)                        1995             1994             1993
- -------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
 Loans:
    Taxable                                                        $  2,884,469    $ 2,359,033      $ 2,168,146
    Exempt from Federal income taxes                                     25,601         26,749           26,728
 Securities:
    Taxable                                                             603,363        536,369          589,332
    Exempt from Federal income taxes                                     44,947         45,394           50,361
 Federal funds sold and security resale agreements                       30,228         23,427           13,656
 Eurodollar time deposits in banks                                          104          3,044            9,630
 Other short-term investments                                            15,319          8,626           10,097
- -------------------------------------------------------------------------------------------------------------------
       Total interest income                                          3,604,031      3,002,642        2,867,950
INTEREST EXPENSE
 Deposits                                                             1,249,698        910,737          887,426
 Federal funds borrowed and security repurchase agreements              174,809        110,405           80,349
 Borrowed funds                                                         266,409        151,597          115,012
 Corporate long-term debt                                                84,770         64,275           42,810
- -------------------------------------------------------------------------------------------------------------------
       Total interest expense                                         1,775,686      1,237,014        1,125,597
- -------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                   1,828,345      1,765,628        1,742,353
PROVISION FOR LOAN LOSSES                                               113,482        109,356          143,089
- -------------------------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses            1,714,863      1,656,272        1,599,264
NONINTEREST INCOME
 Item processing revenue                                                327,929        312,358          267,962
 Service charges on deposit accounts                                    193,494        187,415          185,751
 Trust fees                                                             167,224        153,431          149,426
 Credit card fees                                                        91,084         92,118           98,957
 Mortgage banking revenue                                                89,918         82,770           66,751
 Brokerage revenue                                                       29,502         19,748            9,984
 Other                                                                  127,787        127,842          132,215
- -------------------------------------------------------------------------------------------------------------------
       Total fees and other income                                    1,026,938        975,682          911,046
 Security gains                                                          42,365         30,279           41,784
- -------------------------------------------------------------------------------------------------------------------
       Total noninterest income                                       1,069,303      1,005,961          952,830
NONINTEREST EXPENSE
 Salaries and employee benefits                                         883,215        831,679          790,749
 Equipment                                                              127,612        122,278          114,955
 Net occupancy                                                          126,472        122,213          126,753
 Assessments and taxes                                                  105,005        109,955          113,843
 Other                                                                  696,717        616,786          614,341
- -------------------------------------------------------------------------------------------------------------------
       Total noninterest expense                                      1,939,021      1,802,911        1,760,641
- -------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of accounting          845,145        859,322          791,453
   changes
Income tax expense                                                      253,685        260,855          234,636
- -------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting changes                   591,460        598,467          556,817
Cumulative effect of accounting changes, net                                 -             -             60,000
- -------------------------------------------------------------------------------------------------------------------
NET INCOME                                                         $    591,460    $   598,467      $   616,817
===================================================================================================================
NET INCOME APPLICABLE TO COMMON STOCK                              $    576,630    $   583,267      $   600,318
===================================================================================================================
NET INCOME PER COMMON SHARE
 Before cumulative effect of accounting changes                       $ 2.68          $ 2.64           $ 2.36
 Cumulative effect of accounting changes, net                             -               -               .26
- -------------------------------------------------------------------------------------------------------------------
 Net Income Per Common Share                                          $ 2.68          $ 2.64           $ 2.62
===================================================================================================================
AVERAGE COMMON SHARES OUTSTANDING                                   215,097,124    220,822,755      228,794,810
===================================================================================================================

See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                           December 31
- -------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                1995             1994
- -------------------------------------------------------------------------------------------------------------------
ASSETS
 Loans:
    Commercial                                                                     $ 11,271,410     $10,179,783
    International                                                                        58,285          52,356
    Real estate construction                                                            712,524         574,936
    Lease financing                                                                     357,883         297,383
    Real estate mortgage--nonresidential                                              3,332,164       3,194,565
    Real estate mortgage--residential                                                 7,187,070       6,107,912
    Mortgage loans held for sale                                                        314,350         110,058
    Consumer                                                                          8,148,886       7,161,125
    Revolving credit                                                                  3,083,254       3,022,707
- -------------------------------------------------------------------------------------------------------------------
       Total loans                                                                   34,465,826      30,700,825
       Allowance for loan losses                                                       (705,846)       (706,452)
- -------------------------------------------------------------------------------------------------------------------
       Net loans                                                                     33,759,980      29,994,373
 Securities held to maturity (market value $2,630,952 in 1994)                               -        2,722,410
 Securities available for sale, at market                                            10,344,988       6,914,444
 Federal funds sold and security resale agreements                                      734,564         672,945
 Trading account assets                                                                  23,715           7,940
 Other short-term money market investments                                              105,993         110,355
 Cash and demand balances due from banks                                              2,995,905       2,830,499
 Properties and equipment                                                               593,506         559,489
 Customers' acceptance liability                                                         66,169         102,005
 Accrued income and other assets                                                      1,917,025       1,954,908
- -------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                       $ 50,541,845     $45,869,368
===================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
    Demand deposits (noninterest bearing)                                          $  6,993,221     $ 6,819,895
    Savings and NOW accounts                                                          6,138,779       6,631,867
    Insured money market accounts                                                     7,094,998       6,615,226
    Time deposits of individuals                                                     14,147,551      12,206,420
    Other time deposits                                                                 488,595         476,595
    Deposits in overseas offices                                                        717,823       1,805,323
- -------------------------------------------------------------------------------------------------------------------
       Total deposits                                                                35,580,967      34,555,326
 Federal funds borrowed and security repurchase agreements                            4,263,873       2,861,786
 Borrowed funds                                                                       4,208,205       3,291,858
 Acceptances outstanding                                                                 66,169         102,005
 Accrued expenses and other liabilities                                                 943,803         655,523
 Corporate long-term debt                                                             1,414,982         943,220
- -------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                    46,477,999      42,409,718
===================================================================================================================
 Stockholders' Equity:
    Preferred stock, without par value, authorized 5,000,000 shares, outstanding 741,600 and 750,160 shares (3,708,000 and 3,750,800 depositary shares) of 8% Cumulative Convertible Preferred Stock ($250
      liquidation preference per share) in 1995 and 1994                                185,400         187,540
    Common stock, par value $4 per share, authorized 350,000,000 shares,
      outstanding 211,571,079 shares in 1995 and  213,208,666 shares in 1994            846,284         852,835
    Capital surplus                                                                     399,813         291,091
    Retained earnings                                                                 2,635,090       2,137,202
    Unallocated shares held by Employee Stock Ownership Plan (ESOP) trust                (2,741)         (9,018)
- -------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                            4,063,846       3,459,650
- -------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $ 50,541,845     $45,869,368
===================================================================================================================

See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              For the Calendar Year
- -------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                               1995             1994             1993
- -------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income                                                        $   591,460      $  598,467       $  616,817
 Adjustments to reconcile net income to net cash provided by operating activities:
    Cumulative effect of accounting changes, net                           -               -            (60,000)
    Provision for loan losses                                          113,482         109,356          143,089
    Depreciation and amortization                                       87,355          82,464           79,118
    Amortization of goodwill and intangibles                            65,232          57,411           78,583
    Amortization of securities discount and premium                     18,728          10,734            6,488
    Security gains                                                     (42,365)        (30,279)         (41,784)
    Other gains, net                                                   (23,271)        (19,808)          (2,740)
    Net (increase) decrease in trading account securities               (6,671)        142,356         (137,252)
    Originations and purchases of mortgage loans held for sale      (2,075,968)     (2,039,026)      (3,700,420)
    Proceeds from sales of mortgage loans held for sale              1,878,381       2,668,063        3,496,154
    Deferred income taxes                                                2,672          10,647           42,338
    (Increase) in interest receivable                                  (89,851)        (49,035)         (23,274)
    Increase in interest payable                                       156,582          42,128           13,243
    (Increase) in other assets                                         (73,754)        (21,406)        (232,197)
    Increase in other liabilities                                      109,695          60,356           36,592
- -------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                              711,707       1,622,428          314,755
LENDING AND INVESTING ACTIVITIES
 Net (increase) decrease in short-term investments                     (20,553)        382,619          637,821
 Purchases of securities                                            (7,269,362)     (4,800,590)      (8,380,246)
 Proceeds from sales of securities                                   5,589,865       4,165,952        5,258,907
 Proceeds from maturities and prepayments of securities              1,932,384       1,767,919        3,381,160
 Net (increase) in loans                                            (3,043,087)     (2,831,110)      (1,970,115)
 Proceeds from sales of loans                                           61,225             -            207,156
 Net (increase) in properties and equipment                           (101,676)        (98,220)        (117,065)
 Acquisitions                                                          (16,498)            -            (43,490)
- -------------------------------------------------------------------------------------------------------------------
Net cash (used) by lending and investing activities                 (2,867,702)     (1,413,430)      (1,025,872)
DEPOSIT AND FINANCING ACTIVITIES
 Net increase (decrease) in Federal funds borrowed and
    security repurchase agreements                                   1,378,992        (439,267)       1,189,304
 Net increase (decrease) in borrowed funds                             795,917        (363,059)         840,358
 Net increase (decrease) in demand, savings, NOW, insured
    money market accounts, and deposits in overseas offices         (1,530,940)         76,560          216,601
 Net increase (decrease) in time deposits                            1,668,121       1,334,279       (1,621,982)
 Repayment of long-term debt                                              (949)        (15,362)         (37,325)
 Proceeds from issuance of long-term debt, net                         470,630         248,033          297,647
 Dividends paid, net of tax benefit of ESOP shares                    (270,279)       (251,290)        (236,259)
 Issuance of common stock and preferred stock                           44,885          30,453           35,395
 Repurchase of common and preferred stock                             (241,253)       (373,585)        (195,382)
 ESOP trust repayment                                                    6,277           7,428            8,816
- -------------------------------------------------------------------------------------------------------------------
Net cash provided by deposit and financing activities                2,321,401         254,190          497,173
- -------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and demand balances due from banks     165,406         463,188         (213,944)
Cash and demand balances due from banks, January 1                   2,830,499       2,367,311        2,581,255
- -------------------------------------------------------------------------------------------------------------------
Cash and demand balances due from banks, December 31               $ 2,995,905      $2,830,499       $2,367,311
===================================================================================================================
SUPPLEMENTAL DISCLOSURES
 Interest paid                                                     $ 1,619,204      $1,195,018       $1,108,563
 Income taxes paid                                                     238,400         258,187          199,900
 Common stock issued in purchase acquisitions                          110,739             -            140,568
===================================================================================================================

See notes to supplemental consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

- ------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Unallocated
(Dollars in Thousands Except                  Preferred      Common      Capital       Retained    Shares Held by
Per Share Amounts)                              Stock        Stock       Surplus       Earnings     ESOP Trust      Total
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE JANUARY 1, 1993                       $201,159     $448,157     $667,447     $ 1,953,711    $(25,262)    $ 3,245,212
 Net income                                                                              616,817                     616,817
 Common dividends of National City, $1.06
    per share                                                                           (169,391)                   (169,391)
 Common dividends of Integra, prior to
    merger, $1.37 per Integra share                                                      (45,882)                    (45,882)
 Preferred dividends, $4.00 per
    depositary share                                                                     (16,000)                    (16,000)
 Issuance of 1,961,665 common shares
    under corporate stock and dividend
    reinvestment plans                                        5,697       29,894                                      35,591
 Purchase of 7,011,082 common shares and
    33,800 depositary shares of preferred
    stock                                       (1,690)     (22,615)     (29,263)       (121,810)                   (175,378)
 Issuance of 5,806,552 common shares
    pursuant to acquisitions                                 20,174      120,394                                     140,568
 Two-for-one stock split                                    447,929     (447,929)                                        -
 Shares distributed by ESOP trust and tax
    benefit on dividends                                                                     875       8,816           9,691
 Accounting change adjustment for
    unrealized gains on securities
    available for sale, net of tax                                                       180,346                     180,346
 Other                                          (1,159)       3,435      (22,451)         (5,886)                    (26,061)
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993                      198,310      902,777      318,092       2,392,780     (16,446)      3,795,513
 Net income                                                                              598,467                     598,467
 Common dividends of National City, $1.18
    per share                                                                           (179,675)                   (179,675)
 Common dividends of Integra, prior to
    merger, $1.70 per Integra share                                                      (56,865)                    (56,865)
 Preferred dividends, $4.00 per
    depositary share                                                                     (15,415)                    (15,415)
 Issuance of 1,499,589 common shares
    under corporate stock and dividend
    reinvestment plans                                        5,998       23,265                                      29,263
 Purchase of 14,030,032 common shares
    and  215,400 depositary shares of
    preferred stock                            (10,770)     (56,120)     (50,618)       (256,077)                   (373,585)
 Shares distributed by ESOP trust and tax
    benefit on dividends                                                                     665       7,428           8,093
 Change in unrealized market value
    adjustment on securities available
    for sale, net of tax                                                                (346,599)                   (346,599)
 Other                                                          180          352             (79)                        453
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1994                      187,540      852,835      291,091       2,137,202      (9,018)      3,459,650
 Net income                                                                              591,460                     591,460
 Common dividends of National City, $1.30
    per share                                                                           (191,907)                   (191,907)
 Common dividends of Integra, prior to
    merger, $1.95 per Integra share                                                      (64,006)                    (64,006)
 Preferred dividends $4.00 per depositary
    share                                                                                (14,910)                    (14,910)
 Issuance of 2,279,422 common shares
    under corporate stock and dividend
    reinvestment plans                                        9,116       37,015          (1,246)                     44,885
 Purchase of 8,215,284 common shares and
    30,000 depositary shares of preferred
    stock                                       (1,500)     (32,860)     (22,479)       (184,414)                   (241,253)
 Issuance of 4,267,760 common shares
    pursuant to acquisitions                                 17,071       93,668                                     110,739
 Conversion of 12,800 depositary shares
    of preferred stock to 30,515 common
    shares                                        (640)         122          518                                         -
 Shares distributed by ESOP trust and tax
    benefit on dividends                                                                     544       6,277           6,821
 Change in unrealized market value
    adjustment on securities available
    for sale, net of tax                                                                 362,367                     362,367
- ------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995                     $185,400     $846,284     $399,813     $ 2,635,090    $ (2,741)    $ 4,063,846
==============================================================================================================================

See notes to supplemental consolidated financial statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.   ACCOUNTING POLICIES

National City Corporation ("National City" or "the Corporation") is a multi-bank holding company headquartered in Cleveland, Ohio. On May 3, 1996, National City acquired Integra Financial Corporation ("Integra"), a Pittsburgh-based holding company with assets of approximately $14 billion. The transaction was accounted for as a pooling-of-interests. The accompanying supplemental consolidated financial statements give retroactive effect to this merger as though the combining companies had been consolidated for all periods presented. These supplemental consolidated financial statements will become the historical consolidated financial statements of National City after financial statements covering the date of consummation of the transaction are issued. For additional information regarding this acquisition, see Note 3.

   NATURE OF OPERATIONS--The Corporation's principal banking subsidiaries are located in Cleveland, Columbus, Indianapolis, Louisville and Pittsburgh. In addition to general commercial banking, the Corporation or its subsidiaries are engaged in trust and investment management, mortgage banking, merchant banking, leasing, item processing, venture capital, insurance, and other financially related businesses.

   CONSOLIDATION--The supplemental consolidated financial statements include the accounts of the Corporation and all of its subsidiaries.

   USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   BUSINESS COMBINATIONS--Business combinations which have been accounted for under the purchase method of accounting include the results of operations of the acquired businesses from the date of acquisition. Net assets of the companies acquired were recorded at their estimated fair value as of the date of acquisition.

Other business combinations have been accounted for under the pooling-of-interests method of accounting which requires the assets, liabilities and shareholders' equity of the acquired entity to be combined with the Corporation's respective accounts at recorded value. Prior period financial statements have been restated to give effect to business combinations accounted for under this method.

   AMORTIZATION OF INTANGIBLES--The excess of the purchase price over net identifiable assets acquired in a purchase business combination (goodwill) is included in other assets and is amortized over varying remaining lives not exceeding 24 years. Core deposit intangibles are generally amortized on a straight-line basis over periods ranging from seven to fifteen years.

   CASH FLOWS--Cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and demand balances due from banks."

   MORTGAGE LOANS HELD FOR SALE--Mortgage loans held for sale are valued at the lower of cost or market, as calculated on an aggregate loan basis.

   ALLOWANCE FOR LOAN LOSSES--The provision for loan losses and the adequacy of the allowance for loan losses are based upon a continuing evaluation of the loan portfolio, current economic conditions, prior loss experience, and other pertinent factors.

   SECURITIES AND TRADING ACCOUNT--Trading account assets are held for resale in anticipation of short-term market movements and are carried at market value. Gains and losses, both realized and unrealized, are included in other income.

Debt securities are classified as held to maturity when management has the intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity or trading and marketable equity securities not classified as trading are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately through retained earnings, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from investments. Realized gains and losses are recorded as net security gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

Other income also includes gains and losses and adjustments to market on interest rate futures and forward contracts related to trading account assets and liabilities.

   TIME DEPOSITS--Certificates of deposit and other time deposits in denominations of $100,000 or more totaled approximately $2,759.0 million and $1,937.9 million at December 31, 1995 and 1994, respectively.

   OFF-BALANCE SHEET FINANCIAL AGREEMENTS--The Corporation utilizes a variety of off-balance sheet financial instruments to manage various financial risks. These instruments include interest rate swaps, interest rate caps and floors, futures, forwards, and option contracts. Interest rate swaps are used to synthetically alter the price risk or cash flow characteristics of various on-balance sheet assets and liabilities. The net interest income or expense on interest rate swaps is accrued and recognized as an adjustment to the interest income or expense of the associated on-balance sheet asset or liability. The Corporation purchases interest rate caps and floors to reduce the cash flow risk of various on-balance sheet variable rate assets and liabilities. The cost or premium paid for purchased interest rate caps and floors is capitalized and charged to income based on the economic value at the time of purchase. The unamortized cost of caps or floors purchased is carried in other assets. Interest payments received on interest rate caps and floors are recorded as an interest income or expense adjustment to the related assets and liabilities.

Futures, forwards, and options are also utilized to manage exposures to changes in interest rates. Futures, forwards, and options that are used for risk management are carried at cost and realized gains and losses are amortized into interest income or interest expense over the life of the instrument. Realized gains and losses on all off-balance sheet transactions used to manage risk that are terminated prior to maturity are deferred and amortized as a yield adjustment over the remaining original life of the agreement. Unrealized gains or losses on interest rate swaps or purchased interest rate caps and floors are deferred. Deferred gains and losses are recorded in other assets and other liabilities, as applicable.

Unrealized gains or losses on any interest rate caps or floors sold and foreign exchange positions are marked to market and included in other income.

   PURCHASED MORTGAGE SERVICING RIGHTS--Purchased mortgage servicing rights are initially recorded at the lower of cost or estimated present value of the future net servicing income. The capitalized amount is amortized in proportion to, and over the period of, estimated net positive cash flows. Management evaluates the recoverability of purchased mortgage servicing rights in relation to the impact of actual and anticipated loan portfolio prepayment, foreclosure, and delinquency experience.

   DEPRECIABLE ASSETS--Properties and equipment are stated at cost less accumulated depreciation and amortization. Buildings and equipment are depreciated on a straight-line basis over their useful lives. Leasehold improvements are amortized over the lives of the leases. Maintenance and repairs are charged to expense as incurred, while improvements which extend the useful life are capitalized and depreciated over the remaining life. Upon the sale or disposal of property, the cost and accumulated deprecation are removed from the accounts and the resulting gain or loss is included in current income.

   INCOME--Interest and other income are recorded as earned. Loans are classified as nonaccrual, reduced rate or renegotiated based on management's judgment and requirements established by bank regulatory agencies. Subsequent receipts on nonaccrual loans, including those considered impaired under the provisions of SFAS No. 114, are recorded as a reduction of principal, and interest income is only recorded once principal recovery is reasonably assured. Loan origination fees and other direct costs are amortized into interest or other income using a method which approximates the interest method over the estimated life of the related loan.

   INCOME TAXES--Deferred income taxes reflect the temporary tax consequences in future years of differences between the tax and financial statement basis of assets and liabilities.

   TREASURY STOCK--Acquisitions of treasury stock are recorded on the par value method, which requires the cash paid to be allocated to common or preferred stock, surplus and retained earnings.

   RECLASSIFICATION--Certain prior year amounts have been reclassified to conform with the current year presentation.

2.   ACCOUNTING CHANGES

   ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN--Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. These standards address the accounting for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Impairment is measured based on either the present value of expected future cash flows using the initial effective interest rate on the loan, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. The adoption of these accounting standards did not have a material impact on the overall allowance for loan losses and did not affect the Corporation's charge-off or income recognition policies.

   ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF--In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This standard requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment is measured based on the present value of expected future cash flows from the use of the asset and its eventual disposition. If the expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Management plans to adopt this standard on January 1, 1996. The adoption is not expected to have a material impact on financial position or results of operations.

   ACCOUNTING FOR MORTGAGE SERVICING RIGHTS--In May 1995, the Financial Accounting Standards Board issued SFAS No. 122, Accounting for Mortgage Servicing Rights. This standard requires that entities recognize rights to service mortgage loans for others as separate assets, whether those rights are acquired through loan origination activities or through purchase activities. Additionally, the enterprise must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. Management plans to adopt this standard on January 1, 1996. The adoption is not expected to have a material impact on financial position or results of operations.

   ACCOUNTING FOR STOCK-BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. The standard encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25, Accounting for Stock Issued to Employees. If an entity elects to continue to use the accounting in Opinion 25, pro forma disclosures of net income and earnings per share must be made as if the fair value method of accounting, as defined by SFAS No. 123, had been applied. At this time, management expects to continue its accounting in accordance with APB Opinion 25. The disclosure requirements of SFAS No. 123 will be adopted as required for financial statements beginning in 1996.

3.   ACQUISITIONS

As described in Note 1, on May 3, 1996, National City Corporation acquired Integra Financial Corporation, a $14 billion bank holding company headquartered in Pittsburgh, Pennsylvania in a transaction accounted for as a pooling-of-interests. National City issued 66.6 million shares of common stock to the shareholders of Integra common stock based upon an exchange ratio of two shares of National City common stock for each outstanding share of Integra common stock.

Separate results of operations for National City and Integra as originally reported for the three years ended December 31, 1995 are as follows:

- -----------------------------------------------------------------
(Dollars In Thousands)         1995          1994         1993
- -----------------------------------------------------------------
Net interest
income
   National City           $ 1,321,085    $1,236,809   $1,200,054
   Integra                     507,260       528,819      542,299
- -----------------------------------------------------------------
   COMBINED                $ 1,828,345    $1,765,628   $1,742,353

Net income
   National City           $   465,109    $  429,434   $  403,997
   Integra                     128,390       169,033      212,820
   Conforming accounting
     adjustment                 (2,039)            -            -
- -----------------------------------------------------------------
   COMBINED                $   591,460    $  598,467   $  616,817

Net income per common share
   National City           $      3.03    $     2.70   $     2.41
   Integra                        3.88          5.01         6.28
- -----------------------------------------------------------------
   COMBINED                $      2.68    $     2.64   $     2.62
=================================================================

The 1995 net income for Integra has been adjusted by $2.04 million from amounts previously reported in order to conform the timing of Integra's adoption of FAS 122, Accounting for Mortgage Servicing Rights, to that of National City's. Other adjustments related to non-conforming accounting practices were not significant.

On January 15, 1993, Equimark, a bank holding company with total assets of $2.6 billion was merged into Integra. The merger was accounted for as a pooling-of-interests. Each share of Equimark common stock outstanding was converted into .20 shares of Integra common stock. In total 7.7 million Integra common shares were issued in the merger. Each share of Equimark preferred stock was also exchanged into one share of Integra preferred stock. A total of 1.1 million preferred shares were issued in the merger. These preferred shares were subsequently redeemed.

On January 5, 1995, Integra acquired Lincoln Savings Bank, a Pennsylvania chartered publicly- owned savings bank. Integra paid cash of $58.00 for each outstanding share of Lincoln common stock for a total purchase price of $50.5 million. This transaction was accounted for as a purchase. Goodwill of $32.9 million was recorded and is being amortized over 15 years.

On July 1, 1995, National City acquired United Bancorp of Kentucky, Inc. (UBK), a $662 million asset bank holding company headquartered in Lexington, Kentucky. National City paid approximately $75 million for the common and preferred stock of UBK, consisting of approximately 2.5 million shares of common stock and $10 million in cash. The transaction was accounted for as a purchase. Total goodwill was approximately $39 million and is being amortized over 20 years.

On July 13, 1995, National City acquired, for cash, the net assets of Raffensperger, Hughes & Co., Inc. a full-service investment banking/brokerage firm headquartered in Indianapolis, Indiana in a purchase transaction.

The pro forma effect of the above purchase transactions was not material to the 1995 and 1994 results of operations.

4.   LOANS

Total loans outstanding were recorded net of unearned income of $238.6 million in 1995 and $196.0 million in 1994.

The following table summarizes the activity in the allowance for loan losses:

                                       For the Calendar Year
- ------------------------------------------------------------------
(In Thousands)                      1995         1994         1993
- ------------------------------------------------------------------
BALANCE AT BEGINNING OF YEAR   $ 706,452    $ 685,313    $ 622,680
Acquired allowance                11,643        9,729       50,756
Provision                        113,482      109,356      143,089
Loans charged-off               (202,547)    (180,249)    (213,432)
Recoveries                        76,816       82,303       82,220
- ------------------------------------------------------------------
Net charge-offs                 (125,731)     (97,946)    (131,212)
- ------------------------------------------------------------------
BALANCE AT END OF YEAR         $ 705,846    $ 706,452    $ 685,313
==================================================================

The allowance for loan losses is maintained at a level believed adequate to absorb estimated probable credit losses. Both the provision and allowance for loan losses are based upon an analysis of individual credits, adverse situations that could affect a borrower's ability to repay (including the timing of future payments), prior and current loss experience, overall growth in the portfolio, current economic conditions, and other factors. This evaluation is inherently subjective and it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that could be susceptible to change.

At December 31, 1995, loans that were considered to be impaired under SFAS No. 114 totaled $42.8 million, all of which were included in nonperforming assets. Management does not individually evaluate certain smaller-balance loans for impairment. These loans are evaluated on an aggregate basis using a formula-based approach in accordance with the Corporation's policy. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method. The related allowance allocated to impaired loans was $20.0 million. The contractual interest due and actual interest recognized on impaired loans, as well as on total nonperforming assets, for the twelve months ended December 31, 1995 was $21.3 million and $12.1 million, respectively.

At December 31, 1995, nonaccrual, reduced-rate, and renegotiated loans were $192.3 million, and other real estate owned was $22.1 million. At December 31, 1994, the corresponding amounts were $177.5 million and $42.6 million, respectively.

5.   SECURITIES

The following is a summary of securities held to maturity and available for sale:

- -------------------------------------------------------------------------------------------
                                                          DECEMBER 31, 1995
- -------------------------------------------------------------------------------------------
                                      AMORTIZED     UNREALIZED   UNREALIZED        MARKET
(In Thousands)                          COST           GAINS       LOSSES          VALUE
- -------------------------------------------------------------------------------------------
AVAILABLE FOR SALE:
U.S. Treas. and Fed. agency
   debentures                       $ 2,075,783     $ 28,524     $  (7,576)     $ 2,096,731
Mortgage-backed
   securities                         5,996,309       63,034       (23,723)       6,035,620
Corporate debt securities               816,578      217,289        (9,050)       1,024,817
States and political subdivisions       435,988       22,681        (1,154)         457,515
Other                                   718,077       15,136        (2,908)         730,305
- -------------------------------------------------------------------------------------------
TOTAL SECURITIES                    $10,042,735     $346,664     $ (44,411)     $10,344,988
===========================================================================================

                                                            December 31, 1994
- -------------------------------------------------------------------------------------------
                                      Amortized     Unrealized   Unrealized        Market
(In Thousands)                          Cost           Gains       Losses          Value
- -------------------------------------------------------------------------------------------
HELD TO MATURITY:
U.S. Treas. and Fed. agency
   debentures                       $   584,139      $     -     $ (30,406)     $   553,733
Mortgage-backed securities            1,256,262          749       (68,083)       1,188,928
Corporate debt securities                42,211           36          (515)          41,732
States and political subdivisions       545,952       23,790        (8,860)         560,882
Other                                   293,846            7        (8,176)         285,677
- -------------------------------------------------------------------------------------------
Total held to maturity                2,722,410       24,582      (116,040)       2,630,952
AVAILABLE FOR SALE:
U.S. Treas. and Fed. agency
   debentures                         2,119,788       18,980       (98,848)       2,039,920
Mortgage-backed securities            4,012,845          659      (243,826)       3,769,678
Corporate debt securities               693,061      119,399       (45,936)         766,524
States and political subdivisions        32,279          168          (221)          32,226
Other                                   306,343        2,457        (2,704)         306,096
- -------------------------------------------------------------------------------------------
Total available for sale              7,164,316      141,663      (391,535)       6,914,444
- -------------------------------------------------------------------------------------------
TOTAL SECURITIES                    $ 9,886,726     $166,245     $(507,575)     $ 9,545,396
===========================================================================================

On November 15, 1995, the FASB staff issued a special report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with provisions in that special report, management chose to reclassify all securities classified as held to maturity to available for sale. At December 1, 1995, the date of the transfer, the amortized cost of those securities was $3.0 billion and the unrealized gain on those securities was $38.7 million.

At December 31, 1995, the unrealized appreciation in securities available for sale included in retained earnings totaled $196.5 million, net of tax, compared to unrealized depreciation of $162.4 million, net of tax, at December 31, 1994. The securities portfolio consists mainly of financial instruments that pay back par value upon maturity. Market value fluctuations occur over the lives of the instruments due to changes in market interest rates. Management has concluded that current declines in value are temporary and accordingly, no valuation adjustments have been included as a charge to income.

The following table shows the amortized cost and market value (carrying value) of securities at December 31, 1995 by maturity:

                           ---------------------------
                              Available for Sale
                            Amortized       Market
(In Thousands)                 Cost         Value
- ------------------------------------------------------
Due in 1 year or less      $   250,259  $   253,517
Due in 1 to 5 years          4,699,081    4,737,293
Due in 5 to 10 years         1,605,222    1,634,587
Due after 10 years           3,488,173    3,719,591
- ------------------------------------------------------
Total                      $10,042,735  $10,344,988
======================================================

Mortgage-backed securities and other securities which have prepayment provisions are assigned to maturity categories based on estimated average lives.

At December 31, 1995, the carrying value of securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, Federal Home Loan Bank advances, and security repurchase agreements totaled $5.85 billion.

At December 31, 1995, there were no securities of a single issuer, other than U.S. Treasury and other U.S. government agency securities, which exceeded 10% of stockholders' equity.

The following table represents the segregation of cash flows between securities available for sale and securities held to maturity:

- ------------------------------------------------------------------------
                                     Available      Held to
(In Thousands)                        for Sale     Maturity        Total
- ------------------------------------------------------------------------
1995
Purchases of securities             $6,058,386   $1,210,976   $7,269,362
Proceeds from sales of securities    5,589,865            -    5,589,865
Proceeds from maturities and
    prepayments of securities          916,138    1,016,246    1,932,384
1994
Purchases of securities             $4,249,260   $  551,330   $4,800,590
Proceeds from sales of securities    4,165,952            -    4,165,952
Proceeds from maturities and
    prepayments of securities          888,000      879,919    1,767,919
========================================================================

In 1995, 1994, and 1993, gross gains of $71.4 million, $46.9 million, and $50.3 million and gross losses of $29.0 million, $16.3 million, and $8.5 million were realized, respectively.

6.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value disclosures of financial instruments are made to comply with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The market value of securities is primarily based upon quoted market prices. For substantially all other financial instruments, the fair values are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. Fair values are based on estimates using present value and other valuation techniques in instances where quoted market prices are not available. These techniques are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. As such, the derived fair value estimates cannot be substantiated by comparison to independent markets and, further, may not be realized in an immediate settlement of the instruments.

SFAS No. 107 also excludes certain items from its disclosure requirements. These items include non-financial assets, intangibles, and future business growth, as well as certain liabilities such as pension and other post-retirement benefits, deferred compensation arrangements, and leases. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Portions of the unrealized gains and losses inherent in the valuation are a result of management's program to manage overall interest rate risk and represent a point in time valuation. It is not management's intention to immediately dispose of a significant portion of its financial instruments, and thus, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

The following table presents the estimates of fair value of financial instruments at December 31, 1995 and 1994. Bracketed amounts in the carrying value columns represent either reduction of asset accounts, liabilities, or commitments representing potential cash outflows. Bracketed amounts in the fair value columns represent estimated cash outflows required to settle the obligations at current market rates.

                           ----------------------------------------------
                                       1995                  1994
                           ----------------------------------------------
                            CARRYING      FAIR      Carrying      Fair
(In Millions)                 VALUE       VALUE       Value       Value
- -------------------------------------------------------------------------
ASSETS
Cash and cash equivalents    $  4,378    $  4,378    $  4,101    $  4,101
Loans held for sale               314         314         110         110
Loans receivable               34,151      34,371      30,591      30,435
Allowance for loan losses        (706)          -        (706)          -
Securities                     10,345      10,346       9,637       9,594
Trading account assets             24          24           8           8
- -------------------------------------------------------------------------
LIABILITIES
Demand deposits              $ (6,993)   $ (6,993)   $ (6,820)   $ (6,820)
Savings and time deposits     (28,588)    (28,814)    (27,735)    (27,707)
Short-term borrowings          (8,472)     (8,472)     (6,154)     (6,154)
Long-term borrowings           (1,415)     (1,502)       (943)       (837)
Other liabilities                (450)       (450)       (329)       (329)
- -------------------------------------------------------------------------
OFF-BALANCE SHEET INSTRUMENTS
Interest rate swaps             $   -    $     94       $   -    $   (277)
Interest rate caps, floors
   and corridors                   29          47          28          33
Commitments to extend
   credit                         (11)        (11)        (11)        (11)
Standby letters of credit          (1)         (1)         (1)         (1)
=========================================================================

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

   CASH AND CASH EQUIVALENTS--The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values. For purposes of this disclosure only, cash equivalents include Federal funds sold, security resale agreements, Eurodollar time deposits, customers' acceptance liability, accrued interest receivable, and other short-term money market investments.

   LOANS RECEIVABLE AND LOANS HELD FOR SALE--For performing variable rate loans that reprice frequently and loans held for sale, estimated fair values are based on carrying values. The fair values for all other loans are estimated using a discounted cash flow calculation that applies interest rates used to price new, similar loans to a schedule of aggregated expected monthly maturities, adjusted for market and credit risks.

   SECURITIES--The market values of securities are based upon quoted market prices, where available, and on quoted market prices of comparable instruments when specific quoted prices are not available.

   DEPOSIT LIABILITIES--The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amounts payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   SHORT-TERM BORROWINGS--The carrying amounts of Federal funds purchased, borrowings under repurchase agreements, commercial paper, and other short-term borrowings approximate their fair values.

   LONG-TERM BORROWINGS--The fair values of long-term borrowings (other than deposits) are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

   OFF-BALANCE SHEET INSTRUMENTS--The amounts shown under carrying value represent accruals or deferred income (fees) arising from the related unrecognized financial instruments. Fair values for off-balance sheet instruments (futures, swaps, forwards, options, guarantees, and lending commitments) are based on quoted market prices (futures); current settlement values (financial forwards); quoted market prices of comparable instruments; fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing (guarantees, loan commitments); or, if there are no relevant comparables, on pricing models or formulas using current assumptions (interest rate swaps and options).

7.   CASH AND DEMAND BALANCES DUE FROM BANKS

The Corporation's subsidiary banks are required to maintain noninterest bearing reserve balances with the Federal Reserve Bank. The consolidated average reserve balance was $364 million for 1995.

8.   PROPERTIES AND EQUIPMENT

A summary of properties and equipment follows:

                                     December 31
- --------------------------------------------------------
(In Thousands)                         1995         1994
- ----------------------------------------------------------
Land                               $   87,572   $   82,441
Buildings and leasehold               601,713      557,383
    improvements
Equipment                             665,472      607,734
- ----------------------------------------------------------
                                    1,354,757    1,247,558
Less accumulated
   depreciation and amortization      761,251      688,069
- ----------------------------------------------------------
NET PROPERTIES AND EQUIPMENT       $  593,506   $  559,489
==========================================================

The Corporation and certain of its subsidiary banks occupy their respective headquarters offices under long-term operating leases and, in addition, lease certain data processing equipment. The aggregate minimum annual rental commitments under these leases is approximately $52.5 million in 1996, $47.2 million in 1997, $43.9 million in 1998, $42.1 million in 1999, $40.2 million in 2000, and $252.7 million thereafter.

Total expense recorded under all operating leases in 1995, 1994, and 1993 was $73.3 million, $69.2 million, and $71.3 million, respectively.

9.   BORROWED FUNDS

The composition of borrowed funds follows:

                                        December 31
(In Thousands)                        1995         1994
- ---------------------------------------------------------
U.S. Treasury demand notes and
   Federal funds borrowed-term    $  391,765   $  230,528
Security repurchase agreements     1,035,693      980,371
Notes payable to Student Loan
   Marketing Association             600,000      300,000
Bank notes                           654,547            -
Federal Home Loan Bank advances      955,461    1,027,447
Military banking liabilities         109,401      215,951
Other                                 77,515       55,225
- ---------------------------------------------------------
TOTAL BANK SUBSIDIARIES            3,824,382    2,809,522
Commercial paper                     374,017      415,710
Other                                  9,806       66,626
- ---------------------------------------------------------
TOTAL PARENT COMPANY AND OTHER
SUBSIDIARIES                         383,823      482,336
- ---------------------------------------------------------
TOTAL                             $4,208,205   $3,291,858
=========================================================

Securities sold under agreements to repurchase, with maturities greater than thirty days, were comprised of U.S. Treasury and government agency securities. The majority of these agreements are due within one year.

The $600 million floating rate notes payable to Student Loan Marketing Association are due $300 million each in June 1996 and 1998, respectively. The notes are secured by and provide funding for student loan receivables.

Advances from the FHLB are collateralized by qualifying securities and loans. $709.3 million of the advances are due in 1996 with the remaining advances maturing in various years through 2014.

Pursuant to the terms of a contract with the U.S. Department of Defense, National City Bank, Indiana, a principal banking subsidiary of the Corporation, manages a military banking network which provides retail banking services to U.S. military personnel and certain related parties. Total assets under fiduciary management approximated $795 million at year-end. In conjunction with the contract, certain funds relating to the military banking network are placed with National City Bank, Indiana and are included in borrowed funds as military banking liabilities. The contract will expire March 31, 1996.

Credit agreements with unaffiliated banks allow the Corporation to borrow up to $350 million. The Corporation pays annual facility fees ranging from .1875% to
 .125% on the amount of the lines. There were no borrowings outstanding under these agreements at December 31, 1995.

10.  CORPORATE LONG-TERM DEBT

The composition of corporate long-term debt follows:

                                                    December 31
- --------------------------------------------------------------------
(In Thousands)                                   1995         1994
- --------------------------------------------------------------------
8-3/8% Notes due 1996                       $   100,000    $ 100,000
   Less discount                                    (13)         (94)
Floating Rate Subordinated Notes due 1997        75,000       75,000
   Less discount                                    (20)         (39)
Floating Rate Notes due 1997                     50,000       50,000
   Less discount                                    (38)         (59)
9-7/8% Subordinated Notes due 1999               65,000       65,000
   Less discount                                   (175)        (222)
6.50% Subordinated Notes due 2000               100,000      100,000
   Less discount                                   (223)        (275)
8.50% Subordinated Notes due 2002               100,000      100,000
   Less discount                                   (151)        (174)
6-5/8% Subordinated Notes due 2004              250,000      250,000
   Less discount                                 (1,058)      (1,187)
7.20% Subordinated Notes due 2005               250,000            -
   Less discount                                   (273)           -
Other                                             2,561        3,377
- --------------------------------------------------------------------
TOTAL PARENT COMPANY                            990,610      741,327
6.50% Subordinated Notes due 2003               200,000      200,000
   Less discount                                   (549)        (624)
7.25% Subordinated Notes due 2010               225,000            -
   Less discount                                 (2,388)           -
Other                                             2,309        2,517
- --------------------------------------------------------------------
TOTAL SUBSIDIARIES                              424,372      201,893
- --------------------------------------------------------------------
TOTAL                                       $ 1,414,982    $ 943,220
====================================================================

In May 1995, the Corporation issued $250 million principal amount of 7.20% Subordinated Notes due 2005. These notes, the 6-5/8% Subordinated Notes due 2004, the 6.50% Subordinated Notes due 2000 and the 8.50% Subordinated Notes due 2002, all pay interest semiannually, are not redeemable prior to maturity, and qualify as Tier 2 capital for regulatory purposes.

In July 1995, five subsidiary banks issued a combined $225 million principal amount of 7.25% Subordinated Notes due 2010. These notes and the 6.50% Subordinated Notes due 2003 both pay interest semiannually, may not be redeemed prior to maturity and qualify as Tier 2 capital for regulatory purposes.

The 8-3/8% Notes pay interest semiannually and may not be redeemed prior to maturity.

The $75 million Floating Rate Subordinated Notes pay interest quarterly at a rate of 12.5 basis points over the three-month Eurodollar deposit rate, subject to a floor of 5.25%. The actual borrowing rate at December 31, 1995, was 6.06%. The interest rate on the $50 million Floating Rate Notes is 12.5 basis points over the three-month Eurodollar deposit rate (6.06% at December 31, 1995), adjusted quarterly. Both floating rate note issues may be redeemed at the option of the Corporation, in whole or in part, at their principal amount.

The 9-7/8% Subordinated Notes pay interest semiannually and may not be redeemed prior to maturity.

Corporate long-term debt maturities for the next five years are as follows:
$100.2 million in 1996; $125.2 million in 1997; $1.6 million in 1998; $65.3 million in 1999; and $100.3 million in 2000.

11.  PREFERRED STOCK

At December 31, 1995 and 1994, the Corporation had outstanding 741,600 and 750,160 shares, respectively, of 8% Cumulative Convertible Preferred Stock in the form of 3,708,000 and 3,750,800 depositary shares, respectively, at a stated value of $50.00 per depositary share. Each depositary share represents a one-fifth interest in a preferred share. The preferred stock is convertible at the option of the holder into 2.384 common shares per depositary share. Accordingly, 8,839,872 shares of common stock were reserved at December 31, 1995 for conversion of the preferred stock. The preferred stock is redeemable at the option of the Corporation, in whole or in part, on or after May 1, 1996 and for each 12-month period thereafter through the year 2000, at redemption prices of $52.00, $51.60, $51.20, $50.80 and $50.40, respectively, and thereafter, at
$50.00 per depositary share plus, in each case, dividends accrued and unpaid to the redemption date. Management exercised their option to call the preferred stock on March 5, 1996. Substantially all the shares were converted to common stock on May 1, 1996.

12.  EMPLOYEE STOCK OWNERSHIP PLAN

As a result of a past merger, National City assumed the obligations and benefits of an Employee Stock Ownership Plan (ESOP) which was merged into the National City Savings and Investment Plan (a contributory benefit plan offered to substantially all employees). The original ESOP was established through the purchase of stock on the open market. National City provided a loan to the ESOP Trust for the purpose of acquiring the shares. The shares presently held by the ESOP (totaling 612,669 shares of National City common stock) will be used to fulfill the Corporation's future commitment to participants in the Corporation's benefit plans. During 1995, 890,874 shares were allocated to benefit plan participants. Company contributions plus dividends earned on the unallocated shares are used to service the loan and acquire additional shares, which are allocated to benefit plan participants. Company contributions totaled $6.8 million and $8.5 million in 1995 and 1994, respectively. Dividends earned by the ESOP in 1995 and 1994 were $1.4 million and $2.2 million, respectively. The tax benefit for dividends paid on shares held by the ESOP is recorded directly to retained earnings.

13.  NET INCOME PER COMMON SHARE

Net income per common share is based upon net income after preferred dividend requirements and the weighted average number of common shares outstanding, adjusted for the dilutive effect of outstanding stock options. Fully diluted earnings per share is based upon net income and the weighted average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and the assumed conversion of preferred stock.

The calculation of net income per common share follows:

                                                      For the Calendar Year
- ------------------------------------------------------------------------------------
(In Thousands Except Per Share Amounts)         1995           1994           1993
- ------------------------------------------------------------------------------------
PRIMARY
 Net income                               $    591,460   $    598,467   $    616,817
 Less preferred dividends                       14,830         15,200         16,499
- ------------------------------------------------------------------------------------
 Net income applicable to common stock    $    576,630   $    583,267   $    600,318
====================================================================================
 Average common shares outstanding         215,097,124    220,822,755    228,794,810
====================================================================================
 Net income per common share              $       2.68   $       2.64   $       2.62
====================================================================================
ASSUMING FULL DILUTION
 Net income                               $    591,460   $    598,467   $    616,284
====================================================================================
 Pro forma fully diluted
    average common shares outstanding      224,004,487    229,844,700    238,314,506
====================================================================================
 Pro forma fully diluted net
    income per share                      $       2.64   $       2.60   $       2.59
====================================================================================

14.  PARENT COMPANY AND REGULATORY RESTRICTIONS

Dividends paid by the Corporation's subsidiary banks are subject to various legal and regulatory restrictions. In 1995, subsidiary banks declared $329.8 million in dividends to the parent company. The subsidiary banks can initiate dividend payments in 1996, without prior regulatory approval, of $498.5 million, plus an additional amount equal to their net profits for 1996, as defined by statute, up to the date of any such dividend declaration.

Under Section 23A of the Federal Reserve Act, as amended, loans from subsidiary banks to nonbank affiliates, including the parent company, are required to be collateralized.

Commercial paper borrowings of a subsidiary ($339.7 million at December 31, 1995) are guaranteed by the parent company.

Condensed parent company financial statements, which include transactions with subsidiaries, follows:

BALANCE SHEETS

                                                    December 31
- --------------------------------------------------------------------
(In Thousands)                                   1995         1994
- --------------------------------------------------------------------
ASSETS
Cash and demand balances due from banks      $   12,658   $   11,228
Loans to and accounts receivable
   from subsidiaries                            587,534      351,576
Securities                                      252,686      202,588
Investments in:
   Subsidiary banks                           3,592,561    3,182,175
   Nonbank subsidiaries                         642,812      436,554
Goodwill, net of accumulated
   amortization of $32,217 and
   $29,857, respectively                         50,473       52,833
Other assets                                     87,435      117,284
- --------------------------------------------------------------------
TOTAL ASSETS                                  5,226,159    4,354,238
====================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings from bank                $      -   $    5,000
   subsidiaries
Commercial paper                                 34,319       36,434
Corporate long-term debt                        990,610      741,327
Accrued expenses and other                      137,384      111,827
   liabilities
- --------------------------------------------------------------------
Total liabilities                             1,162,313      894,588
Stockholders' equity                          4,063,846    3,459,650
- --------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $5,226,159   $4,354,238
====================================================================

STATEMENTS OF INCOME

                                                 For the Calendar Year
- -----------------------------------------------------------------------------
(In Thousands)                               1995         1994         1993
- -----------------------------------------------------------------------------
INCOME
Dividends from:
   Subsidiary banks                       $ 329,751    $ 354,878    $ 796,452
   Nonbank subsidiaries                      12,676       16,129       23,248
Interest on loans to subsidiaries            11,686        5,250        4,431
Interest and dividends on securities          9,268        7,487        4,402
Security gains                               19,764          476          541
Other income                                  1,046        3,542        8,127
- -----------------------------------------------------------------------------
TOTAL INCOME                                384,191      387,762      837,201
- -----------------------------------------------------------------------------
EXPENSE
Interest on debt and other
   borrowings                                68,578       55,147       40,318
Goodwill amortization                         2,360        2,344        2,163
Other expense                               118,909       70,915       63,789
- -----------------------------------------------------------------------------
TOTAL EXPENSE                               189,847      128,406      106,270
- -----------------------------------------------------------------------------
Income before taxes and equity in
   undistributed income of subsidiaries     194,344      259,356      730,931
Income tax (benefit)                        (79,474)     (60,082)     (44,382)
- -----------------------------------------------------------------------------
Income before equity in undistributed
   net income of subsidiaries               273,818      319,438      775,313
Equity in undistributed (distributed)
   net income of subsidiaries               317,642      279,029     (218,496)
Cumulative effect of accounting
   changes, net                                   -            -       66,234
- -----------------------------------------------------------------------------
Total equity in undistributed
   (distributed) net income of
   subsidiaries                             317,642      279,029     (152,262)
- -----------------------------------------------------------------------------
Income before parent only
   cumulative effect of
   accounting changes                       591,460      598,467      623,051
Parent only cumulative
   effect of accounting
   change, net                                    -            -       (6,234)
- -----------------------------------------------------------------------------
NET INCOME                                $ 591,460    $ 598,467    $ 616,817
=============================================================================

STATEMENT OF CASH FLOWS

                                                     For the Calendar Year
- --------------------------------------------------------------------------------
(In Thousands)                                  1995         1994         1993
- --------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                   $ 591,460    $ 598,467    $ 616,817
Adjustments to reconcile net income
   to net cash provided by operating
   activities:
Equity in undistributed net
   income of subsidiaries                     (317,642)    (279,029)     152,262
Parent only cumulative effect
   of accounting change, net                         -            -        6,234
Amortization of goodwill                         2,360        2,344        2,163
Depreciation of premises
   and equipment                                 4,339        7,750        6,149
Decrease (increase) in dividends
   receivable from subsidiaries                (89,500)      55,669     (126,169)
Security gains                                 (19,764)        (476)        (541)
Other, net                                     (79,879)    (109,762)     (22,224)
- --------------------------------------------------------------------------------
NET CASH PROVIDED BY
   OPERATING ACTIVITIES                         91,374      274,963      634,691
- --------------------------------------------------------------------------------
INVESTING ACTIVITIES
Net change in short-term
   money market investments                    (35,613)     (26,750)     (27,900)
Purchases of securities                       (144,259)    (123,613)    (174,877)
Sales and maturities of
   securities                                   93,129       91,261       69,833
Net sales (purchases) of
   premises and equipment                       19,266      (10,221)     (24,314)
Principal collected on
   loans to subsidiaries                         7,800       50,850      283,107
Loans to subsidiaries                          (24,975)     (25,805)    (306,507)
Investment in subsidiaries                     (72,961)     (14,784)    (152,042)
Return on investment from
   subsidiaries                                286,000      168,000            -
- --------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY
   INVESTING ACTIVITIES                        128,387      108,938     (332,700)
- --------------------------------------------------------------------------------
FINANCING ACTIVITIES
Repayment of corporate
   long-term debt                                 (556)     (13,405)     (43,629)
Proceeds from issuance of
   long-term debt                              249,710      247,080       99,697
Increase (decrease) in
   other borrowings                             (7,115)     (26,148)      18,197
Common and preferred
   dividends                                  (270,823)    (251,955)    (237,134)
Redemption of preferred
   stock                                             -            -      (20,004)
Issuance of common stock                        44,885       30,453       35,395
Repurchase of stock                           (241,253)    (373,585)    (175,378)
Shares distributed by ESOP                       6,821        8,093        9,691
- --------------------------------------------------------------------------------
NET CASH (USED) BY
   FINANCING ACTIVITIES                       (218,331)    (379,467)    (313,165)
- --------------------------------------------------------------------------------
Increase (decrease) in cash
   and demand balances due
   from banks                                    1,430        4,434      (11,174)
Cash and demand balances
   due from banks, January 1                    11,228        6,794       17,968
- --------------------------------------------------------------------------------
Cash and demand balances
   due from banks, December 31               $  12,658    $  11,228    $   6,794
================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                $  65,106    $  46,700    $  38,400
Long-term debt assumed in
   merger of subsidiaries                            -            -      151,000
Securities transferred to
   subsidiaries                                 89,400            -            -
Shares issued in purchase acquisitions and
   additional investment in subsidiaries       110,739            -      141,000
================================================================================

15.  STOCK OPTIONS AND AWARDS

The Corporation was authorized in 1993 to grant options up to 10,000,000 shares of common stock under an employee stock option plan. The stock option plans authorize the issuance of options to purchase common stock to officers and key employees at the market price of the shares at the date of grant. Options generally become exercisable to the extent of either 25% or 50% annually beginning one year from the date of grant.

The Corporation was authorized in 1991 to grant 1,000,000 shares of common stock under a Restricted Stock Plan. These shares are issued to key employees and directors. In general, the restrictions on directors' shares granted after 1992 expire after nine months and restrictions on grants to key employees expire over a four-year period. The Corporation generally recognizes additional compensation expense over the restricted period.

The Corporation was authorized in 1995 to grant options up to 3,500,000 shares of common stock to virtually all employees in commemoration of National City's 150th Anniversary. One-third of these options become exercisable in each of the years 1998, 1999, and 2000.

As of the acquisition date, all former Integra options were assumed by National City with appropriate conversion of the option price per share and the number of shares under option. All former Integra plans were terminated with respect to the granting of any additional options.

A summary of the stock options and award activity follows:

- -------------------------------------------------------------------
                                Shares
                  ----------------------------------
                  Available
                  for Grant
                  -----------                         Range of
                   Awards         Outstanding          Option
                     and     -----------------------    Price
                   Options     Awards     Options     per Share
- -------------------------------------------------------------------
January 1, 1993    2,247,782   170,400    8,507,538    $4.08-$47.50
   Authorized     10,000,000
   Canceled           80,468    (4,008)     (76,460)
   Exercised                   (25,992)  (1,292,729)    4.08-22.00
   Granted        (1,988,950)  103,350    1,885,600    20.69-24.88
- -------------------------------------------------------------------
December 31, 1993 10,339,300   243,750    9,023,949     5.00-47.50
   Integra shares
     authorized    1,300,000
   Canceled          109,492    (4,350)    (105,142)
   Exercised                    (4,400)    (952,028)    5.00-24.88
   Granted        (2,205,600)   92,800    2,112,800    22.57-26.88
- -------------------------------------------------------------------
December 31, 1994  9,543,192   327,800   10,079,579     5.00-47.50
   Authorized      3,500,000
   Canceled           95,577    (8,950)    (793,767)
   Acquired                                  88,418     6.94-23.61
   Exercised                  (139,250)  (1,822,509)    5.32-26.50
   Granted        (5,849,640)  111,090    5,738,550    18.82-33.63
- -------------------------------------------------------------------
DECEMBER 31, 1995  7,289,129   290,690   13,290,271    $5.00-$47.50
===================================================================

At December 31, 1995 and 1994, options issued under National City option plans totaling 6,160,826 and 5,669,645 shares, respectively, were exercisable at a price range of $6.94 to $29.88 and $7.55 and $24.88, per share, respectively.

All options outstanding under the Integra option plan became exercisable as of the acquisition date. Options outstanding under this plan totaled 1,891,136 shares at December 31, 1995.

16.  PENSION PLANS

National City has a noncontributory, defined benefit retirement plan covering substantially all employees. Retirement benefits are based upon the employees' length of service and salary levels. Actuarially determined pension costs are charged to current operations. The funding policy is to pay at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

The defined benefit pension plan's funded status (at its year-end September 30) follows:

- ---------------------------------------------------------
(In Thousands)                        1995         1994
- ---------------------------------------------------------
Projected benefit obligation:
   Vested benefits                 $ 414,937    $ 336,733
   Nonvested benefits                 15,342       12,331
- ---------------------------------------------------------
Accumulated benefit obligation       430,279      349,064
Effect of projected future            99,229       81,652
compensation levels
- ---------------------------------------------------------
Projected benefit obligation         529,508      430,716
Plan's assets at fair value,
   primarily stocks and bonds,
   including $16.7 million and
   $15.2 million in the common
   stock of the Corporation for
   1995 and 1994, respectively       496,400      423,033
- ---------------------------------------------------------
Funded status--plan assets (less
   than) projected benefit
   obligation                        (33,108)      (7,683)
=========================================================
Comprised of:
   Unrecognized net (losses)         (35,482)      (9,468)
   Unrecognized net assets being
     recognized over 15 years         24,477       28,167
- ---------------------------------------------------------
   Less accrued pension
     liability on balance sheet       22,103       26,382
- ---------------------------------------------------------
                                   $ (33,108)   $  (7,683)
=========================================================

Assumptions used in the valuation of the defined benefit pension plan at its year end (September 30) follow:

- --------------------------------------------------------------
                            1995        1994         1993
- --------------------------------------------------------------
Weighted average
   discount rate            7.50%    8.25%-8.50%  7.25%-7.50%
Assigned average rate
   of compensation
   increase               4.75-5.00  4.75-5.50    4.75-5.00
Long-term rate of
   return on assets          10.00       9.50     9.50-10.00
==============================================================

Net defined benefit pension plan costs include the following components:

- ----------------------------------------------------------------------
                                           For the Calendar Year
- ----------------------------------------------------------------------
(In Thousands)                          1995        1994        1993
- ----------------------------------------------------------------------
Service cost--benefits earned
   during year                        $ 19,871    $ 22,775    $ 19,409
Interest cost on projected benefit
   obligation                           36,324      33,619      29,813
Actual return on plan assets           (74,411)     (7,889)    (35,400)
Net amortization and deferral           29,732     (37,140)     (5,504)
- ----------------------------------------------------------------------
Net periodic pension cost             $ 11,516    $ 11,365    $  8,318
======================================================================

The Corporation also maintains nonqualified supplemental retirement plans for certain key employees. All benefits provided under these plans are unfunded and any payments to plan participants are made by the Corporation. As of December 31, 1995 and 1994, approximately $18.2 million and $15.7 million were included in accrued expenses and other liabilities for these plans. For the years ended December 31, 1995, 1994, and 1993, expense related to these plans was $5.6 million, $5.4 million, and $4.2 million, respectively.

Substantially all employees with one or more years of service are eligible to contribute a portion of their pre-tax salary to a defined contribution plan. The Corporation may make contributions to the plan in varying amounts depending on the level of employee contributions. For the years ended 1995, 1994, and 1993, the expense related to this plan was $17.8 million, $18.5 million, and $18.2 million, respectively.

17.  OTHER POSTRETIREMENT BENEFIT PLANS

The Corporation has a benefit plan which offers postretirement medical and life insurance benefits to all employees who have attained the age of 55 and have at least 10 years of service (five years of service if age 65 or older). The medical portion is contributory and the life insurance coverage is noncontributory to the participants. For any employee who retired on or after April 1, 1989, the Corporation's medical contribution is fixed, based on years of service and age at retirement. The accounting for the medical portion anticipates contributions for retirees prior to April 1, 1989, to continue to increase as a proportion of the total costs of the plan. The Corporation reserves the right to terminate or make plan changes at any time.

The Corporation has no plan assets attributable to the plan and funds the benefits as the claims are paid. Postretirement benefit costs are recognized during the periods in which employees provide service for such benefits. The following table presents the Plan's status at December 31, reconciled with amounts recognized in the consolidated balance sheet:

- ---------------------------------------------------------------------
(In Thousands)                                     1995        1994
- ---------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                      $ 32,739    $ 29,406
   Fully eligible active plan participants          8,463       6,938
   Other active plan participants                  13,593      10,153
- ---------------------------------------------------------------------
Accumulated postretirement benefit obligation      54,795      46,497
Unrecognized net gain (loss)                       (6,846)      1,018
Unrecognized transition obligation                (29,133)    (31,057)
- ---------------------------------------------------------------------
Accrued postretirement benefit cost              $ 18,816    $ 16,458
=====================================================================

Net periodic postretirement benefit costs include the following components:

                                             For the Calendar Year
- -------------------------------------------------------------------
(In Thousands)                               1995     1994     1993
- -------------------------------------------------------------------
Service cost                               $  983   $1,194   $1,067
Interest cost                               3,906    3,933    3,622
Net amortization and deferral               1,822    2,172    1,981
- -------------------------------------------------------------------
Net periodic postretirement benefit cost   $6,711   $7,299   $6,670
===================================================================

Assumptions used in the valuation of the accumulated postretirement benefit obligation at December 31 follows:

- ---------------------------------------------------------------------
                                          1995      1994       1993
- ---------------------------------------------------------------------
Weighted average discount rate            7.75%      8.50%     7.50%
Average salary scale                      5.00       5.50      5.00
=====================================================================

The health care trend rate assumption only affects those participants retired under the plan prior year April 1, 1989. The 1996 health care trend rate is projected to be 11.5 percent for participants under 65 and 9.0 percent for participants over 65. These rates are assumed to decrease incrementally by .5 percentage point per year until they reach 6 percent and remain at that level thereafter. The health care trend rate assumption does not have a significant effect on the medical plan, therefore, a 1 percentage point change in the trend rate is not material in the determination of the accumulated postretirement benefit obligation or the ongoing expense.

The tables above do not include the accrued postretirement benefit cost and related net periodic cost of the former Integra plan. Under this plan, medical and insurance benefits have been maintained for those participants eligible at the date of the plan's adoption but participation was restricted thereafter. The entire accumulated postretirement benefit obligation of $5.2 million, after-tax, was recorded upon the adoption of FASB Statement 106, Employers' Accounting for Postretirement Benefits. The accrued postretirement benefit cost totaled $7.1 million as of December 31, 1995 and 1994. The net periodic postretirement benefit cost for the three year period ended December 31, 1995 was minimal and consisted primarily of the interest cost on the accumulated benefit obligation.

18.  INCOME TAXES

The composition of income tax expense (benefit) follows:

- -------------------------------------------------------------
                                  For the Calendar Year
- -------------------------------------------------------------
(In Thousands)                  1995       1994        1993
- -------------------------------------------------------------
Current:
   Federal                    $234,809   $237,452   $ 182,494
   State                        16,204     12,756       9,804
- -------------------------------------------------------------
Total current                  251,013    250,208     192,298
Deferred:
   Federal                       1,733      8,886      43,915
   State                           939      1,761      (1,577)
- -------------------------------------------------------------
Total deferred                   2,672     10,647      42,338
- -------------------------------------------------------------
Tax expense                   $253,685   $260,855   $ 234,636
=============================================================
Tax expense applicable
   to security transactions   $ 13,501   $ 10,248   $  14,173
=============================================================

The effective tax rate differs from the statutory rate applicable to corporations as a result of permanent differences between accounting and taxable income as shown below:

                             For the Calendar Year
- ---------------------------------------------------------
                           1995      1994       1993
- ---------------------------------------------------------
Statutory rate             35.0%      35.0%     35.0%
Life insurance             (3.0)      (2.2)     (1.9)
Tax-exempt income          (2.3)      (2.6)     (3.3)
Other                        .3         .2       (.2)
- ---------------------------------------------------------
EFFECTIVE TAX RATE         30.0%      30.4%     29.6%
=========================================================

Significant components of deferred tax liabilities and assets as of December 31 are as follows:

- -----------------------------------------------------------
(In Thousands)                           1995        1994
- -----------------------------------------------------------
Deferred tax liabilities:
   Lease accounting                   $  79,937    $ 84,466
   Depreciation                          24,444      24,151
   Other--net                            76,974      59,505
- -----------------------------------------------------------
     Total deferred tax liabilities     181,355     168,122
Deferred tax assets (liabilities):
   Provision for losses                 246,637     249,123
   Mark to market adjustments          (116,206)     89,286
   Pension                               11,384      13,249
   Other--net                           112,071      79,058
- -----------------------------------------------------------
     Total deferred tax assets          253,886     430,716
- -----------------------------------------------------------
Net deferred tax assets               $  72,531    $262,594
===========================================================

On January 1, 1993, Integra adopted FAS 109, Accounting for Income Taxes. The adoption increased 1993 earnings by $65.2 million, net of tax, and was reported as part of the cumulative effect of accounting changes. National City adopted FAS 109 in 1992. The cumulative effect of adopting FAS 109 was not material to National City's 1992 results of operations. For practical purposes, a calculation was not done to determine the amount of the cumulative effect of a change in accounting principal if Integra would have adopted FAS 109 on January 1, 1992. Thus, the supplemental consolidated financial statements include the effect of the adoption as originally reported by Integra.

19.  OTHER NONINTEREST EXPENSE

The composition of other noninterest expense is as follows:

- ----------------------------------------------------------------
(In Thousands)                      1995       1994       1993
- ----------------------------------------------------------------
Third party services              $147,595   $116,834   $115,564
Processing assessments             115,184     98,663     87,771
Postage and supplies                89,905     84,597     85,343
Amortization of intangibles         64,222     55,393     74,326
Marketing and public
   relations                        60,668     48,365     41,135
Transportation                      31,293     30,247     28,940
Telephone                           36,877     33,599     30,928
Other real estate owned expense      6,075     13,630     30,829
Other                              144,898    135,458    119,505
- ----------------------------------------------------------------
Total                             $696,717   $616,786   $614,341
================================================================

20.  OFF-BALANCE SHEET FINANCIAL AGREEMENTS

The Corporation uses a variety of off-balance sheet financial instruments such as interest rate swaps, futures, options, forwards, and cap and floor contracts. These financial instruments, frequently called interest rate derivatives, enable management to efficiently manage its exposure to changes in interest rates. The Corporation also enters into derivative contracts on behalf of customers, however, such activity is not significant.

As with any financial instrument, derivatives have inherent risks. Market risk represents the risk of gains and losses that result from changes in interest rates. These gains and losses may be offset by other on- or off-balance sheet transactions. Credit risk is the risk that a counterparty to a derivative contract with an unrealized gain fails to perform according to the terms of the agreement. Credit risk can be measured as the cost of acquiring a new derivative agreement with cash flows identical to those of a defaulted agreement in the current interest rate environment. The credit exposure to counterparties is managed by limiting the aggregate amount of net unrealized gains in agreements outstanding, monitoring the size and the maturity structure of the derivative portfolio, applying uniform credit standards maintained for all activities with credit risk and by collateralizing unrealized gains. The Corporation has established bilateral collateral agreements with its major off-balance sheet counterparties that provide for exchanges of marketable securities to collateralize either party's unrealized gains. On December 31, 1995, these collateral agreements covered 95% of the notional amount of the derivative portfolio and the Corporation was holding U.S. government and agency securities with a market value of $111 million from various counterparties to collateralize unrealized gains. The Corporation has never experienced, nor does it have any reason to expect, a credit loss associated with any interest rate derivative.

On December 31, 1995, the total notional amount of the interest rate swap portfolio used to manage interest rate sensitivity was $7.3 billion, which is a decrease of $45 million from December 31, 1994. Management uses both receive fixed interest rate swaps to convert variable rate loans and securities into synthetic fixed rate instruments and to convert fixed rate funding sources into synthetic variable rate funding instruments. Management increased its use of receive fixed interest rate swaps during the year primarily to facilitate its funding activities. During 1995, the Corporation entered into $1.3 billion of receive fixed interest rate swaps in association with the issuance of fixed rate term funding products. As of December 31, 1995, these swaps had a weighted maturity of 5.5 years. During 1995, the Corporation entered into $1.4 billion of receive fixed indexed amortizing interest rate swaps. These swaps were used primarily to convert portions of variable rate loan portfolios into synthetic fixed rate loans. During 1995, $685 million of receive fixed interest rate swaps matured and $2.1 billion of receive fixed indexed amortizing interest rate swaps matured or amortized.

Management uses pay fixed interest rate swaps to convert fixed rate loans and securities into synthetic variable rate instruments and to convert variable rate funding sources into synthetic fixed rate funding instruments. During 1995, the Corporation entered into $419 million of pay fixed interest rate swaps, with a weighted initial expected maturity of 2.0 years. During 1995, $282 million of pay fixed interest rate swaps matured and $342 million were terminated prior to maturity. These terminations generated pre-tax net losses of $2.1 million, recognized as an adjustment to carrying value of the securities portfolio.

Management uses interest rate floors to help protect interest margin in periods of low interest rates and a flattening yield curve. During 1995, the Corporation purchased $435 million three-month Eurodollar floors. On December 31, 1995, these floors had an average maturity of 2.9 years with average strike rates of 5.5%. The total three-month Eurodollar floor portfolio on December 31, 1995 was $1.4 billion in notional amount with an average maturity of 3.9 years and $21.7 million of net unrealized gains.

The Corporation has purchased $3.3 billion of interest rate corridors to help protect its net interest margin in various interest rate environments. These interest rate corridors pay 1.0% of the notional amount per annum over their lives when the three-month Eurodollar rate is between the corridor strike rates. There are no payments due to the Corporation when three-month Eurodollar rates are outside of the corridor strike rates. As of December 31, 1995, these interest rate corridors had an average maturity of 1.2 years and $5.8 million in net unrealized losses.

During 1995, the Corporation entered into interest rate derivative contracts to hedge the market value of a portion of its purchased mortgage servicing rights. The Corporation purchased $700 million of interest rate floors with payoffs based on ten-year U.S. Treasury note yields. As of December 31, 1995, these floors had an average strike rate of 5.5% and an average maturity of 3.4 years. The Corporation also entered into $315 million of receive fixed interest rate swaps. As of December 31, 1995, these swaps had an average fixed rate of 6.2% and average maturity of 4.5 years. On December 31, 1995, the interest rate derivative contracts had unrealized gains of $9.2 million.

As of December 31, 1995, there were $9.1 million of net deferred gains on terminated derivative contracts and there were no derivative contracts outstanding that were hedging anticipated transactions.

Summary information with respect to the interest rate derivative portfolio used for risk management purposes follows:




                                                            DECEMBER 31, 1995
                            ----------------------------------------------------------------------------------
                                                                                WEIGHTED AVERAGE
                                                                    ------------------------------------------
                                                                                                              December 31, 1994
                               NOTIONAL     UNREALIZED  UNREALIZED  RECEIVE    PAY        STRIKE       LIFE   -----------------
(In Thousands)                  AMOUNT        GAINS       LOSSES      RATE     RATE        RATE      (YEARS)  Notional Amount
- -------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SWAPS
Receive fixed indexed
amortizing swaps               $ 2,769,970    $  9,231     $(6,085)    5.92%    5.88%       N/A         1.0      $3,860,798
Receive fixed callable
swaps                              105,000       3,514           -     7.31     6.04        N/A         4.7              -
Receive fixed swaps              2,771,370      99,423      (2,002)    6.71     5.80        N/A         4.0      1,675,000
Pay fixed swaps                    582,000           -      (9,444)    5.89     7.05        N/A         1.1        787,200
Basis swaps                      1,050,000         518        (602)    5.41     5.82        N/A          .5      1,000,000
- -------------------------------------------------------------------------------------------------------------------------------
   Total interest rate swaps     7,278,340     112,686     (18,133)                                              7,322,998

INTEREST RATE CAPS AND FLOORS
Three-month Eurodollar
floors purchased                 1,435,000      23,700      (2,013)    N/A      N/A         5.60%       3.9      1,000,000
Five-year U.S. Treasury
floors purchased                    50,000          88           -     N/A      N/A         6.00        1.0         50,000
Ten-year U.S. Treasury
floors purchased                   906,820       2,932        (152)    N/A      N/A         5.56        3.3        231,253
Three-month LIBOR caps             300,000           -           -     N/A      N/A         7.00         .9      1,000,000
One-month Eurodollar caps           95,000           -           -     N/A      N/A        12.00        1.3        171,000
- -------------------------------------------------------------------------------------------------------------------------------
   Total interest rate caps
     and floors                  2,786,820      26,720      (2,165)                                              2,452,253

INTEREST RATE CORRIDORS PURCHASED
1% Payout corridors                200,000         266           -     N/A      N/A     4.50% to 5.50%  1.5              -
1% Payout corridors                250,000           -        (623)    N/A      N/A     6.00 to 7.50    2.5              -
1% Payout corridors              2,000,000           -      (3,883)    N/A      N/A     6.13 to 7.50     .6      2,000,000
1% Payout corridors                500,000           -        (657)    N/A      N/A     6.50 to 7.50    2.7              -
1% Payout corridors                300,000           -        (877)    N/A      N/A     8.50 to 9.75    1.2        300,000
- -------------------------------------------------------------------------------------------------------------------------------
   Total interest rate
     corridors                   3,250,000         266      (6,040)                                              2,300,000
- -------------------------------------------------------------------------------------------------------------------------------
       Total interest rate
       swaps, caps, floors
       and corridors           $13,315,160    $139,672     $(26,338)                                           $12,075,251
===============================================================================================================================


The variable rates in the interest rate swap contracts are primarily based on the three-month Eurodollar rate. The average variable rates included in the table above are those in effect in the specific contracts at December 31, 1995.

The following table details the expected notional maturities of off-balance sheet instruments at December 31, 1995:

- ---------------------------------------------------------------------------------------------------------
                                                                                              Greater
                                          Less than      1 to 3       3 to 5      5 to 10     than 10
(In Thousands)                              1 Year       Years        Years        Years       Years
- ---------------------------------------------------------------------------------------------------------
Receive fixed indexed amortizing swaps    $2,290,970     $479,000     $      -     $     -      $    -
Receive fixed callable swaps                       -            -      105,000           -           -
Receive fixed swaps                          475,000      986,370      665,000     420,000     225,000
Pay fixed swaps                               32,000      550,000            -           -           -
Basis swaps                                1,000,000            -       50,000           -           -
Three-month Eurodollar floors purchased      200,000      435,000      300,000     500,000           -
Five-year U.S. Treasury floors purchased      50,000            -            -           -           -
Ten-year U.S. Treasury floors purchased            -      225,000      681,820           -           -
One-month Eurodollar caps sold                     -       95,000            -           -           -
Three-month LIBOR caps                       200,000      100,000            -           -           -
Interest rate corridors purchased          2,000,000    1,250,000            -           -           -
- ---------------------------------------------------------------------------------------------------------
TOTAL                                     $6,247,970   $4,120,370   $1,801,820    $920,000    $225,000
=========================================================================================================


Indexed amortizing interest rate swaps are contracts where the notional amount amortizes after a predetermined lock-out period. The rate of amortization is determined by formula and is based upon movements of short-term interest rates, usually three-month Eurodollar rates. The indexed amortizing interest rate swap portfolio contains no imbedded options that have multiplicative impacts affecting valuations or expected notional maturities.

All contracts in the preceding tables are valued using cash flow projection models either acquired from third parties or developed in-house. Pricing models used for valuing derivative instruments are regularly validated by testing through comparison with other third parties. Valuations and notional maturities presented above are based on yield curves, forward yield curves, and implied volatilities that were observable in the cash and derivatives markets on December 31, 1995.

The Corporation also enters into forward contracts related to its mortgage banking business. At December 31, 1995 and 1994, the Corporation had commitments to sell mortgages and mortgage-backed securities totaling $472.7 million and $80.9 million, respectively. These contracts mature in less than one year.

In the normal course of business, the Corporation makes various commitments to extend credit which are not reflected in the balance sheet. A summary of these commitments follows:

                                      December 31
- --------------------------------------------------------
(In Millions)                       1995       1994
- --------------------------------------------------------
Commitments to extend credit        $9,473    $9,207
Standby letters of credit            2,124     1,011
========================================================

The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

21.  LITIGATION

National City and its subsidiaries are parties (either as plaintiff or defendant) to a number of lawsuits incidental to their businesses and, in certain lawsuits, claims or counterclaims have been asserted. Although litigation is subject to many uncertainties and the ultimate exposure with respect to many of these matters cannot be ascertained, management does not believe the ultimate outcome of these matters will have a material adverse effect on the financial condition or results of operations of the Corporation.